                                   EXHIBIT 10

                   UNITED STATES DEPARTMENT OF TRANSPORTATION
                        FEDERAL AVIATION ADMINISTRATION
                                ATLANTA, GEORGIA


In the Matter of: ValuJet Airlines, Inc.
- ----------------

FAA Enforcement Investigative Reports

96SO110070    96SO110076  96SO110089  96SO110097  96S0O10099  96SO110102
96SO110109    96SO110111  96SO110115  96SO110116  96SO110117  96SO110118
96SO110119    96SO110120  96SO110121  96SO110122  96SO110123  96SO110124
96SO110125    96SO110126  96SO110127  96SO110129  96SO110134  96SO110135

                                 CONSENT ORDER
                                 -------------

Considering the Enforcement Investigative Reports enumerated above, the Federal Aviation Administration (FAA) has concluded that ValuJet Airlines, Inc., ("ValuJet") under its authority to operate as an air carrier under Part 121 of the Federal Aviation Regulations (FAR) (14 C.F.R. 121), conducted airworthiness and aircraft maintenance related activities, and flight operations, contrary to and in violation of the FAR's, as specified in Attachment 1.

The FAA acknowledges ValuJet's cooperative attitude and its commitment to return to airline operations at the highest level of safety. In consideration of the foregoing, the FAA and ValuJet have reached an agreement on this matter under which both are willing to accept the issuance of this Consent Order to avoid potential litigation and expedite the resumption of ValuJet's operations.

The FAA acknowledges that ValuJet's execution of, and payment in accordance with, this Consent Order does not constitute or imply an admission by ValuJet of the facts, circumstances, and regulatory violations averred in Attachment 1 of this Consent Order.

This Consent Order is issued under the authority contained in 49 U.S.C. Sections 46105, 46301 and 44709, and 14 C.F.R. 13.13.

ValuJet agrees that it will pay to the FAA $2,000,000 (two million dollars) as remedial, not punitive, payment representing and reflecting the costs incurred by the FAA to investigate, review, establish, reinspect, and ultimately enforce this consent order. ValuJet agrees that this consent order only addresses reimbursement to the FAA and does not constitute a penalty for any possible violations of federal regulations, and does not constitute a penalty of any kind for purpose of criminal violations, including any violations of federal criminal law.

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ValuJet agrees that it shall not raise any claim or defense based on, or because of, this consent order or any payments made pursuant to this consent order, including, but not limited to, double jeopardy, excessive fines, collateral estoppel, and equitable estoppel, in any civil action brought by any government agency other than the FAA, and in any criminal action brought by any government agency.

ValuJet does not, by agreeing to the entry of this consent order, waive its right to contest on the merits any and all allegations of criminal violations or conduct.

The FAA agrees that, except for violations of regulations concerning hazardous materials and civil aviation security, it will not pursue any civil penalty for any violation of the regulations known by FAA as of the date and time of the execution of this agreement.

ACCORDINGLY, it is hereby Ordered as follows:

1. In accordance with its responsibility to promote and regulate the safety of air transportation and the public interest, the FAA issues this Consent Order. In accordance herewith, ValuJet will cease all revenue service under 14 CFR Part 121 on or before 11:59 p.m. EST on June 17, 1996. ValuJet further agrees to deposit its Air Carrier Operating Certificate to the Atlanta Flight Standard District Office (FSDO) on or before 11:59 p..m. EST on June 19, 1996. The FSDO will maintain possession of the certificate until such time as the FAA determines that ValuJet is qualified and capable of exercising the privileges of the holder of an Air Carrier Operating Certificate. The FAA agrees to accommodate ValuJet, in accordance with regulations and FAA directives, to reposition aircraft, establish pilot qualifications , and maintain pilot currency.

2. ValuJet agrees to pay $2,000,000 (two million dollars) to the Federal Aviation Administration by check or money order and addressed or delivered to the FAA Southern Region, Office of Assistant Chief Counsel as follows:

     a) $500,000 (five hundred thousand dollars) paid at the time of the execution of this agreement.

     b) The balance of $1,500,000 (one million five hundred thousand dollars) paid within ten days of the date operations are resumed, or within 60 days of the date of execution of this agreement, whichever comes first.

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

3. ValuJet agrees to present a plan to the Atlanta Flight Standards District Office (FSDO), in accordance with Attachment 2, specifying the methods and schedule to satisfactorily demonstrate its qualifications to hold an Air Carrier Operating Certificate. ValuJet specifically agrees that its initial plan will be limited to operations and maintenance of 15 specific aircraft under 14 CFR Part 121.

4. ValuJet hereby waives any and all rights to appeal or otherwise seek judicial review of this Consent Order. However, both parties retain the right to judicially enforce the provisions hereof in the appropriate federal court.



FOR FAA:


/s/ Eddie L. Thomas                          6/18/96
- ---------------------------------            --------------
Eddie L. Thomas                              Date
Assistant Chief Counsel
FAA Southern Region


FOR VALUJET AIRLINES, INC.:

/s/ Marshall S. Filler                       6/18/96
- ---------------------------------            --------------
Marshall S. Filler                            Date
Counsel for ValuJet Airlines, Inc.

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                                  ATTACHMENT 1
                                  ------------

 1. In March 1996, ValuJet failed to document the specifics of the corrosion tasks performed in its Corrosion Control and Prevention Program on at least two aircraft.

 2. On or about May 25, 1996, a ValuJet mechanic released for return to service N913VV, DC-9-32, after inspecting the nosewheel compartment, when the cover for the external power connection in that compartment was missing.

 3. On May 6, 1996, ValuJet personnel inappropriately referred to an MEL provision concerning Aux Fuel Tank Quantity Gauges to defer maintenance on the Aux Tank Fuel Pumps, for which circuit breakers had popped in operation.

 4. On or about March 22, 1996, ValuJet Flight #274 from Atlanta, Georgia, to Columbus, Ohio, experienced an in-flight loss of cabin pressurization resulting in a emergency descent. ValuJet failed to report the malfunction of the pressurization system and the resulting emergency action on a Mechanical Reliability Report as required by ValuJet Standard Practice No. 8170.

 5. ValuJet failed to inspect Contract Fueling Agency equipment, storage facilities, and records at Boston for a period of approximately eight months prior to March 27, 1996, and at Savannah for a period of approximately six months prior to May 9, 1996. ValuJet's Standard Practice 8908 requires that periodic checks of the Contract Fueling Agency's equipment and storage facilities be performed at least monthly and reported to the Chief Inspector.

 6. On March 27, 1996, ValuJet personnel failed to properly follow troubleshooting procedures specified in the maintenance manual concerning engine drive generators.

 7. On or about May 17,1996, ValuJet N919VV was ferried from DFW to ATL for service on the main cabin door's gust lock. The aircraft was subsequently returned to service without conclusive documentation that this non-deferrable discrepancy had been corrected.

 8. On or about May 11, 1996, an inspection of the training and qualifications records revealed that a Pilot in Command Line Check entry was not signed and dated by the ValuJet Reviewing Official and that the Check Airman failed to
 sign a Flight Safety Proficiency Check.   The same inspection revealed that a
 Second in Command Line Check entry on the Pilot Training Records Checklist was not signed and dated by the ValuJet Reviewing Official and that a Flight Safety Training Record contained entries for only four simulator sessions, not the required six or more.

 9. On or about June 8, 1995, the nose landing gear on ValuJet N930VV failed to retract after takeoff from Boston-Logan Airport and failed to properly extend
 prior to the unscheduled landing back at Boston-Logan Airport.   ValuJet
 maintenance personnel found

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 the aircraft safe for a ferry flight to Dulles Airport, provided the aircraft be ferried with the landing gear in the down position as required in ValuJet's Standard Practice (8165.4(a)(3) and (4)). During the ferry flight, the flight crew cycled the landing gear up and down several times. ValuJet maintenance personnel at Dulles Airport subsequently "noted" that the gear was functioning normally, and returned the aircraft to revenue service with no further action.

 10. On or about July 23, 1995, a discrepancy was entered in ValuJet N930VV's permanent maintenance record that the main cabin door would not overcenter lock with the handle. ValuJet maintenance personnel cleared the discrepancy by adjusting the locking mechanism, but failed to insure that the repair received a Required Inspection and certification by an authorized person as required under ValuJet Standard Practice 8100.4(f).

 11. On March 16, 1996, an entry was made in the aircraft logbook for N905VJ, a DC-9-32, indicating that the #1 engine cowl and had a hole in it. ValuJet improperly deferred the discrepancy and assigned the item to a non-routine work card. ValuJet's Standard Practice Manual, Section 8218.2, prohibits deferral of items which affect airworthiness. A hole in the engine cowl affects airworthiness in that it degrades the operation of the engine fire protection system. ValuJet operated N905VJ on eight (8) flights when the aircraft was in unairworthy condition by reason of the hole in the engine cowl.

 12. On June 3, 1996, an entry was made in the flight log of N942VV, a DC-9-32, indicating that a hydraulic accumulator pressure gauge had hydraulic fluid inside the face of the gauge. ValuJet improperly deferred the discrepancy and issued the above item deferral number DSO4585, to be complied with on the next "C" check. ValuJet's Standard Practice Manual, Section 8218.2, prohibits deferral of items which affect airworthiness. Hydraulic fluid inside the face of the hydraulic accumulator pressure gauge affects airworthiness in that overall performance could be degraded and continued operation could cause a loss of hydraulic system pressure. ValuJet operated N942VV on seven (7) flights when it was not in airworthy condition by reason of the improper deferral of the hydraulic accumulator pressure gauge.

 13. On or about July 30, 1995, the flight log indicated that aircraft N919VV, a DC-9 traveling from IAD to RDU, was struck by two birds on the two right outboard leading edge slats. Maintenance inspected the aircraft as required by Chapter 5 of the Aircraft Maintenance Manual, but did not record the results of their inspection in their log book or file a Special Inspection Compliance Record to Quality Assurance as required by ValuJet Standard Practice 8115.

 14. Between June 5, 1995 and March 14, 1996, the weather radar system on N930VV was written up in the Aircraft Maintenance Record as inoperative by flight crews thirty-one times without effective repair.

 15. On or about October 28, 1995, the flight log indicated that aircraft N919VV, traveling from IAD to RDU, was struck by lightning on the nose cone. A mechanic signed off on the nose cone without completing all of the required inspection and maintenance practices as

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 required by Chapter 5 of the Aircraft Maintenance Manual or filing a Special
 Inspection Compliance Record to Quality Assurance as required by ValuJet Standard Practice 8115.

 16. On or about August 27, 1995, the flight log indicated that the center windshield of aircraft N919VV became delaminated in the lower right corner. On or about August 29, 1995, the windshield panel was replaced after at least 7 passenger-carrying revenue flights were conducted in the interim.

 17. On or about July 30, 1995, the flight log indicated that aircraft N919VV was struck by lightning on the aileron. A temporary repair was made, however, as of May 29, 1996, the aircraft was used to conduct at least 9 passenger-carrying revenue flights although no permanent repair had been accomplished and no form VJ-M036 had been completed.

 18. On or about June 5, 1996, the life limits of 4 Turbine Disks in the Pratt & Whitney JT8D-9A engine installed in N919VV, which are required to be overhauled on a specified time basis, were being tracked by ValuJet's Records Master File with incorrect life limits.

 19. On or about June 5, 1996, the life limits of 3 Turbine Disks and a Compressor Disk in the Pratt & Whitney JT8D-9A engine installed in N930VV, which are required to be overhauled on a specified time basis, were being tracked by ValuJet's Records Master File with incorrect life limits.

 20. During an inspection conducted of ValuJet at Dulles Airport (IAD) on or about June 1, 1996, ValuJet was unable to produce records of filter changes of service carts utilized at IAD for hydraulic and engine oil. ValuJet's Standard Practice No. 8226 requires that all ValuJet equipment used for servicing hydraulic reservoir and CSD fluid systems have their filters changed every 60 days to prevent contaminants from entering aircraft fluid systems and that such filter replacement be recorded.

 21. Between May 22 and June 1, 1996, ValuJet operated at least seven aircraft on approximately 79 revenue flights when they were out of compliance with the lavatory flush motor AD. Additional inspection revealed that a least 9 other aircraft were not in compliance with the AD.

 22. ValuJet failed to comply with AD-95-12-25, which requires an inspection to prevent chafing of a hole in the FIREX supply pipe of the number one engine. ValuJet operated aircraft N127NK on 24 flights between May 22 and June 1, 1996, when it was out of compliance with the AD.

 23. On or about February 27, 1996, ValuJet repaired a fuel leak on civil aircraft N920VV by tightening the screws which secure the wing fuel tank
 structural access panels and deferring the discrepancy.   The manufacturer's
 maintenance manual requires that a torque wrench be used for such repair and that each screw be tightened to a specific torque value. ValuJet performed the maintenance with a conventional ratchet and failed to use a torque

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

 wrench. ValuJet also improperly described the leak in the maintenance log resulting in the wrong part being worked on when the deferred item was repaired.

 24. FAA Inspectors observed that the left gear flap follow-up cables were mis-routed (the cables were crossed), contrary to ValuJet's DC-9 maintenance manual, section 9-2750-1-9801, on at least three aircraft.

 25. FAA Inspectors determined that ValuJet returned to service at least six ValuJet aircraft when the flap bus cable either showed obvious signs of improper tension or had tension below the allowable limit. In addition, ValuJet assigned a mechanic to conduct the inspection of a flap bus cable on N913VV when the mechanic was not qualified to do so.

 26. An FAA Inspector observed a mechanic performing an "A" check on N917VV and noted that the tailcone slide was not rigged properly. Upon inquiry by the FAA Inspector, the mechanic stated that he did not know how it was rigged and that this was his first aviation job. FAA Inspectors determined that at least three ValuJet aircraft did not have tailcones rigged properly.

 27. On or about May 22, 1996, a ValuJet mechanic released for return to service N803VV, a DC-9-80, after performing maintenance on the cockpit lighting system without satisfactorily having performed that work at an earlier date or under the direct supervision of someone who had appropriate previous experience.

 28. On or about May 22, 1996, a ValuJet mechanic released for return to service N5342L, a DC-9-32, after inspecting the pilot and copilot instrument panel secondary latch system, when the mechanic did not know what the secondary latches were.

 29. On or about May 22, 1996, a ValuJet mechanic released for return to service N5342L, a DC-9-32, after inspecting the E&E compartment, without detecting that five out of twelve screws were missing from a overhead panel in that compartment.

 30. On or about May 22, 1996, a ValuJet mechanic used a dial pressure gauge to determine the pressure of the tires on N919VV, a DC-9-32, without determining the calibration status of the gauge.

 31. On or about May 23, 1996, a ValuJet mechanic released for return to service N529MD, a DC-9-32, after inspection of the flight control system when there was an improper composite repair of the right hand flap.

 32. On or about May 23, 1996, a ValuJet mechanic released for return to service N919VV, a DC-9-32, after inspection of the flight controlled system when there was an improper composite repair of the right hand flap.

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

 33. On or about May 25, 1996, a ValuJet mechanic released for return to service N913VV, DC-9-32, after inspecting the nosewheel compartment, when the cover for the external power connection in that compartment was missing.

 34. On ValuJet aircraft N922VV an FAA Inspector observed that a lavatory fire extinguisher was not properly installed in that one of the discharge nozzles
 was not routed to the trash container.   As of June 6, 1996, ValuJet personnel
 were unable to provide documentation for installation of this type of fire extinguishers, which is properly installed on a Boeing 727/737 aircraft.

 Considering the above, the FAA alleges that ValuJet violated the following sections of the Federal Aviation Regulations:

 1. 121.105 in that ValuJet failed to ensure that competent personnel and adequate facilities and equipment are available at such points along the air carrier's route as are necessary for the proper servicing, maintenance, and preventative maintenance of airplanes and auxiliary equipment.

 2. 121.135(a) in that ValuJet failed to include in a required manual instructions and information necessary to allow the personnel concerned to perform their duties and responsibilities with a high degree of safety.

 3. 121.3(a) by engaging in scheduled interstate air transportation within the 48 contiguous United States or the District of Columbia in violation of appropriate operations specifications.

 4. 121.367(a) in that ValuJet's inspection program failed to insure that maintenance is performed in accordance with the certificate holder's manual.

 5. 121.375 in that ValuJet performed maintenance and failed to have a training program to ensure that each person who determines the adequacy of work done is fully informed about procedures and techniques and new equipment in use and is competent to perform his duties.

 6. 121.380(a)(2) by failing to keep records documenting performance of the CPCP.

 7. 121.380(a)(2)(iii) by failing to keep accurate records of the time since last overhaul of all items installed on the aircraft which are required to be overhauled on a specified time basis.

 8. 121.628(a)(5) in that ValuJet aircraft contrary to the applicable conditions and limitations contained in the ValuJet MEL.

 9. 121.683(a)(1) by failing to keep complete pilot training and qualification records.

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 10.  121.703(a)(16) in that ValuJet failed to report the occurrence or detection of the failure, malfunction or defect concerning aircraft components or systems that result in taking emergency actions during flight.

 11. 39.3 by operating a product to which an airworthiness directive applies without complying with that directive.

 12. 43.13(a) by performing maintenance on an aircraft, engine, or appliance and failure to use the methods, techniques, and practices acceptable to the Administrator.

 13. 43.13(b) by maintaining or altering an aircraft, engine, or appliance and not doing the work in such a manner and use materials of such a quality that the condition of the aircraft, airframe, aircraft engine, or appliance worked on will be at least equal to its original or properly altered condition.

 14. 91.7 and 121.153(a)(2) by operating aircraft not in an airworthy condition.

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                                  ATTACHMENT 2
                                  ------------

 In lieu of responding to the specific findings of the FAA's preliminary interim report of May 30, 1996, and any other report arising out of the FAA's inspection activities prior to the date of this agreement, ValuJet Airlines, Inc., agrees to present a plan to the Atlanta Flight Standards District Office
 (FSDO) specifying the methods and schedule to accomplish the following in its efforts to satisfactorily demonstrate its qualifications to hold an Air Carrier Operating Certificate as follows:

 I.  INITIAL PHASE
     -------------

 Plan of action to return to service.  The plan must include:

   Schedule of events.
   Company operating manuals in one standard format.
   Management qualifications and resumes.
   Initial compliance statement addressing changes to ValuJet's operations and manuals.
   Maintenance Contractor Audits for vendors performing "N" checks or higher.

 II.  DOCUMENTATION COMPLIANCE PHASE
      ------------------------------

 This phase will specifically address the following areas:

 Training curriculum:

   Maintenance personnel.
   Inspection personnel.
   Ground Handling/Personnel.
   Station Personnel.
   Hazardous Materials.

 Manual: All manuals will be placed in one standard format.   All changes to
 ValuJet's operations not yet incorporated within ValuJet's manual system shall be included in the manuals submitted for review. The following specific items will be addressed:

   Operations Manuals:
       Stations Operations.
       Minimum Equipment List.
       Configuration Deviation List.

   Maintenance Technical Manuals: All.

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 Training Contracts.

 Maintenance contracts and agreements.

 Final compliance statement.

 Proving Test (10 hours).

 III.  DEMONSTRATION PHASE
       -------------------

 Training facilities.

 Hazardous materials training

 Maintenance training:

 Aircraft conformity inspection.

 Main Operations Base.

 Main Maintenance Base.

 Line/Station Facilities.

 Record Keeping: Maintenance aircraft records and maintenance training.

 Proving test plan.


 In addition, ValuJet agrees to:

 1. Publication of General Maintenance Manual procedures which provide for permanent ValuJet inspectors to oversee each "A" or higher letter check at every location. For those locations solely conducting "N" checks, a ValuJet inspector will observe such checks at least once a week. The number of inspectors should depend upon the level of the inspection to be performed. This manual revision should include the inspector qualifications, duties and responsibilities which include quality control of all facets of letter checks, and reporting procedures. As one of these responsibilities, each letter check should be co-signed by the inspector certifying the quality of the work performed prior to return to service. Results of

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 completed letter check inspections should be reported as part of the ValuJet
 CAS program and reviewed at least monthly by management. Problem areas, adverse trends, and corrective actions should be reported to the FAA PMI monthly. Unsatisfactory performance detected by the FAA at any station may be cause for removal of that station from the operations specifications.

 2. Prior notification to the Atlanta FSDO of each aircraft scheduled to undergo a "C" check, major alteration or major repair into each approved repair station listed on the Operations Specifications. Include the name and location where the work is to be performed.

 3. Publication of a GMM revision with more detail regarding the engineering organization and procedures. It should ensure that duties and responsibilities are clearly described. Also, instructions to ensure clarity of engineering orders should be improved, particularly regarding AD compliance.

 4. Prior to resuming service, conduct audits of the Stores, Engineering, and Publications Departments. Report results to ValuJet management and provide a complete report, including corrective actions, to the FAA PMI.

 5. Prior to use of contract maintenance vendors to perform "N" checks or higher, conduct audits of each such vendor. Provide a copy of each report to the FAA PMI, including highlights of significant problems identified, corrective actions taken and ValuJet's analysis.

 6. Develop additional procedures to prevent recurrence of repetitive discrepancies.

 7. Establish minimum ValuJet standards for each position in the line maintenance organization, including those for acting supervisors. Any shift supervisor must have had a minimum of 2 years previous supervisory airline maintenance or equivalent experience.

 8. Establish staffing standards for ValuJet which assist in determining the number of mechanics, lead mechanics, and supervisors. Publish these standards, along with procedures for their implementation, in a ValuJet Standard Practice.

 9. Publish procedures which ensure that the regulatory sufficiency for each manual revision is checked prior to its publication.

 10. In order to assist the FAA, ValuJet previously has agreed to provide a minimum of one CMS (Computerized Management System) Terminal to the Atlanta
 FSDO to facilitate surveillance.   This terminal is needed for a "read-only"
 capability, but will include access to: aircraft discrepancies and corrective actions, MEL's, dispatch records, publications revision

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

 status, maintenance and flight crew training records, flight duty records, check airman activity, vendor status, and a key personnel roster with business telephone numbers.

 11. Submit a consolidated document to the Atlanta FSDO containing actions planned by ValuJet as detailed in your letters from March 5, 1996 to the current date. This document should contain the specific actions planned, the person or office responsible, and the estimated date of completion.

 FUTURE GROWTH
 -------------

 Growth of the airline beyond the fifteen aircraft specified in the initial plan will depend on ValuJet's demonstrating, to the satisfaction of the Administrator, that it can perform its operations in accordance with Part 121. The FAA will not unreasonably withhold its approval.

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